UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2022

INOTIV, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, indiana	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	NOTV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On June 13, 2022, Inotiv, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) disclosing that the Company had decided to close two of its facilities, a purpose-bred canine facility in Cumberland, Virginia and a rodent breeding facility in Dublin, Virginia (the “sites”), both of which were acquired by the Company in connection with its acquisition of Envigo RMS Holding Corp. (“Envigo”) in November 2021.

The decision to close the Cumberland facility was due to the fact that the required investments and lead time to improve the facility have recently increased. Further, as disclosed by the Company on July 18, 2022, Envigo has entered into a settlement with the U.S. Department of Justice (“DOJ”) and the U.S. Department of Agriculture (“USDA”) that resolves an extensive civil and administrative investigation into the Cumberland facility and incorporates a transfer plan related to the transfer of the canines out of the facility. The Company intends to implement an orderly closure plan for the Cumberland facility, and the Company expects the Cumberland facility exit to be complete by October 2022.  Any potential decision to sell the facility and related property may extend past that date.

The closure of the Dublin facility is part of the Company’s ongoing restructuring and site optimization plan. The Company intends to relocate the current production at the Dublin facility to other facilities that have recently been expanded or refurbished. The Company expects the Dublin facility transition to be complete by December 2022.

At this time, the Company expects to incur charges related to the closures of the Cumberland and Dublin sites and related restructuring initiatives ranging between $7.4 million and $9.9 million, which include approximately $2.0 million to $2.3 million in charges related to employee severance and other costs related to workforce reductions, approximately $2.1 million to $2.4 million in charges related to canine write-offs and transfer plan expenses and approximately $3.3 million to $5.2 million in certain costs to maintain the facilities until each facility has been exited, among other expenses. The total cash expenditures are expected to be in the range of $5.9 million to $7.8 million. While the Company has estimated the above charges based on information currently available, the estimates are subject to change based on various factors, including whether the Company is able to exit the related facilities within the timeframes noted above. In addition, the Company may incur additional costs and charges in connection with the site closures and related facility and property disposals, if any, as such events progress.

Item 2.06.	Material Impairments.

In connection with the closures and restructuring initiatives discussed in Item 2.05 above, the Company expects to incur charges for impairment of certain assets. Given that many of the activities associated with estimating these charges must be considered in connection with the preparation and review of the Company’s third quarter 2022 financial statements, the Company cannot reasonably give an estimate of charges as of the date of this Current Report on Form 8-K/A. The Company expects to provide this information in its upcoming Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

This document may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, governmental regulations, inspections and investigations, the impact, costs and charges of site closures, restructuring and consolidations, expansion and related efforts, and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INOTIV, INC.

Date: July 25, 2022	By:	/s/ Beth A. Taylor
Chief Financial Officer,
Vice President—Finance